                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            THE LIBERTY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                                                  (LIBERTY LOGO)
--------------------------------------------------------------------------------

The Liberty Corporation Box 789 Greenville, SC 29602-0789

                                                                  March 26, 1998

Dear Shareholder:

     We cordially invite you to attend the 1998 Annual Meeting of Shareholders of The Liberty Corporation on Tuesday, May 5, 1998, at 10:30 a.m. in the Company's Headquarters Building located at 2000 Wade Hampton Boulevard, Greenville, South Carolina.

     The accompanying Notice of Meeting and Proxy Statement describe the matters to be considered and voted upon at the meeting. We will also review the major Company developments in 1997.

     Your participation in the affairs of Liberty is important, regardless of the number of shares you hold. To ensure your representation at the meeting, whether or not you attend, please complete and return the enclosed proxy card as soon as possible.

     We look forward to seeing you on May 5. Coffee will be served prior to the meeting, when the members of the Board of Directors hope to visit with you.

                                           Cordially,

                                           /s/HAYNE HIPP
                                           HAYNE HIPP
                                           President

                            THE LIBERTY CORPORATION

                             WADE HAMPTON BOULEVARD
                            GREENVILLE, S. C. 29615

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             ---------------------

                                                                  March 26, 1998

To the Shareholders of The Liberty Corporation:

     The Annual Meeting of Shareholders of The Liberty Corporation will be held at The Liberty Corporation Headquarters Building, Wade Hampton Boulevard, Greenville, South Carolina, on Tuesday, May 5, 1998 at 10:30 a.m., local time, for the following purposes:

          1. To elect four directors to serve for three-year terms.

          2. To ratify the selection of independent public accountants.

          3. To transact such other business as may properly come before the meeting.

     Holders of Common Stock and Preferred Stock at the close of business on March 16, 1998 will be entitled to vote at the meeting or any adjournment thereof.

     A copy of the 1997 Annual Report to Shareholders is enclosed.

                                           By Order of the Board of Directors

                                           Martha G. Williams
                                           Vice President, General Counsel
                                             & Secretary

     EACH SHAREHOLDER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY. IN THE EVENT A SHAREHOLDER DECIDES TO ATTEND THE MEETING, HE MAY, IF HE WISHES, REVOKE HIS PROXY AND VOTE HIS SHARES IN PERSON.

Mailing Date: March 26, 1998

                            THE LIBERTY CORPORATION

                             WADE HAMPTON BOULEVARD
                            GREENVILLE, S. C. 29615

                             ---------------------

                                PROXY STATEMENT
                             ---------------------

     The 1998 Annual Meeting of Shareholders of The Liberty Corporation ("Liberty" or the "Company") will be held on May 5, 1998 for the purposes set forth in the Notice of Annual Meeting. The accompanying form of proxy is solicited on behalf of the Board of Directors in connection with this meeting and any adjournment thereof. Officers of Liberty may solicit proxies by mail, telephone and personal interview, which expense will be borne by Liberty. In addition, the Company has engaged the services of Corporate Communications, Inc., Nashville, Tennessee, to assist in the solicitation of proxies at an estimated fee of $4,000 plus out-of-pocket expenses.

     Each shareholder is entitled to one vote for each share of Common Stock and each share of Preferred Stock of Liberty held at the close of business on March 16, 1998, the record date for the Annual Meeting. On that date there were 18,608,078 shares of Common Stock, 239,436 shares of Series 1994-A Preferred Stock, 508,889 shares of Series 1994-B Preferred Stock, and 599,985 shares of Series 1995-A Preferred Stock outstanding.

     A proxy in the accompanying form which is properly executed, duly returned and not revoked will be voted in accordance with instructions contained therein. If no instructions are given with respect to a matter to be acted upon, proxies will be voted in accordance with the recommendations of the Board of Directors on such matter. Proxies may be revoked at any time prior to the voting of the proxy by written notice to the Company's Corporate Secretary, by delivery of a later dated proxy, or by attending the Annual Meeting and voting in person.

     In voting on the election of directors, shareholders may vote in favor of all nominees or withhold their votes as to some or all nominees. In voting on the selection of independent public accountants, shareholders may vote FOR, AGAINST or ABSTAIN with respect to the proposal. Unless other instructions are indicated on the proxy card, all properly executed proxies received by the Company will be voted FOR the election of all the nominees named under "Election of Directors" and FOR the selection of Ernst and Young LLP as the Company's 1998 independent public accountants. Some proxies may include broker non-votes. A broker non-vote occurs when a broker holding stock in street name does not have discretion to vote the shares on a particular matter without receiving specific instructions from the beneficial owner and has not received any such instructions.

     The election of directors is decided by a plurality of the shares voting in person or by proxy at the Annual Meeting. Votes withheld and broker non-votes will not be included in vote totals for director nominees and will have no effect on the outcome of the election. The selection of independent public accountants will be determined by a majority of the shares voting in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will not affect the outcome of the vote on this matter.

     The presence, in person or by proxy, of at least a majority of the total number of outstanding shares is necessary to constitute a quorum at the Annual Meeting. Any proxy authorized to be voted at the meeting on any matter (including on routine matters pursuant to the discretionary authority granted in management's proxy), whether or not the proxy is marked to "WITHHOLD AUTHORITY", to "ABSTAIN" or to effect a broker non-vote on any proposal, will be counted in establishing a quorum.

ITEM 1.  ELECTION OF DIRECTORS

INFORMATION RESPECTING THE BOARD AND NOMINEES

     The Board, which held four meetings during 1997, has standing Audit, Compensation, and Nominating Committees. The memberships and principal responsibilities of these Committees are described below.

     The Audit Committee, which met two times during 1997, currently includes Edward E. Crutchfield, Chairman, John R. Farmer, J. Thurston Roach, and William
B. Timmerman. The Audit Committee is responsible for recommending to the Board of Directors the engagement or discharge of the independent public accountants, reviewing with the independent public accountants the plan and results of the audit engagement, maintaining direct reporting responsibility and regular communication with the Company's internal audit staff, reviewing the scope and results of the Company's internal audit procedures, approving the services to be performed by the independent public accountants, reviewing the degree of independence of the public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of the Company's system of internal accounting controls.

     The Compensation Committee, which met two times during 1997, currently includes William O. McCoy, Chairman, John H. Mullin, III and Eugene E. Stone,
IV. This Committee establishes the salaries and other forms of executive compensation for senior executives of the Company and its subsidiaries, develops and maintains compensation plans for such senior executives and grants benefits under such plans.

     The Nominating Committee, which met one time since the last annual meeting, currently includes Buck Mickel, Chairman, Rufus C. Barkley, Jr., W. W. Johnson and Dr. Benjamin F. Payton. This Committee recommends selection to management and to the Board of Directors of nominees for election as Directors and considers the performance of incumbent Directors in determining whether to nominate them for re-election. The Nominating Committee will consider nominees recommended by shareholders for the 1999 meeting provided such nominations are made in writing in accordance with the procedures set forth in the Company's Bylaws and are submitted no later than December 1, 1998 to the Corporate Secretary at the Company's above stated address for referral to the Nominating Committee.

     The Board of Directors is divided into three classes. At each annual meeting, one class is elected for a three-year term. The Nominating Committee has recommended the election of Edward E. Crutchfield, John R. Farmer, William
O. McCoy and John H. Mullin, III as Directors to hold office for terms of three years, expiring with the annual shareholders meeting to be held in 2001 and until their successors are duly elected and qualified. The terms of office of the other eight Directors continue until the annual meeting of shareholders held in the year shown for their respective classes. The Board of Directors and management concur in this recommendation.

     Should any one or more of the nominees become unavailable to accept nomination for election as a Director, the persons named in the enclosed proxy will vote for the election of such other persons as management may recommend, unless the Board reduces the number of Directors. The nominees receiving a plurality of the votes cast will be elected as Directors.

     Following is information about each nominee for Director or Director whose term continues after the meeting, including certain biographical data.

                             NOMINEES FOR DIRECTOR

FOR TERMS EXPIRING IN MAY 2001:

     EDWARD E. CRUTCHFIELD is Chairman and Chief Executive Officer of First Union Corporation, a bank holding company, located in Charlotte, North Carolina. Mr. Crutchfield has served as a Director of Liberty since 1989 and also serves as a Director of VF Corporation. He is 56 years old.

     JOHN R. FARMER is a Limited Partner of Goldman, Sachs & Co., New York, New York, and Vice Chairman of Goldman Sachs Europe, Limited, London, England, investment banking firms. He assumed this position in 1994 and, previously, served as a General Partner of Goldman, Sachs & Co. and Managing Director of Goldman, Sachs, International. Mr. Farmer was first elected a Director of Liberty in 1995. He is 59 years old.

     WILLIAM O. MCCOY is Vice President and Chief Financial Officer of the University of North Carolina, Chapel Hill, North Carolina, a position he assumed in 1995. Previously, he served as Vice Chairman of the Board of BellSouth Corporation, Atlanta, Georgia, and as President and Chief Executive Officer of BellSouth Enterprises, Incorporated. Mr. McCoy has served as a Director of Liberty since 1984 and also serves as a Director of Carolina Power and Light Company, Kenan Transport Company, Fidelity Investments and The Weeks Corporation. He is 64 years old.

     JOHN H. MULLIN, III is Chairman of Ridgeway Farm, LLC, a company engaged in timber and agricultural activities, located in Brookneal, Virginia. He also serves as a Director of ACX Technologies, Inc. and Alex. Brown Realty, Inc. and is a Trustee of The Putnam Funds. Mr. Mullin was first elected a Director of Liberty in 1989. He is 56 years old.

                         DIRECTORS CONTINUING IN OFFICE

TERMS EXPIRING IN MAY 1999:

     RUFUS C. BARKLEY, JR. is the Chairman of the Board of Cameron and Barkley Company, an industrial, electrical and electronics supplier of Charleston, South Carolina, a position he has held since 1959. Mr. Barkley first became a Director of Liberty in 1970. He is 68 years old.

     W. W. JOHNSON is Chairman of the Executive Committee of the Board of Directors of NationsBank Corporation, a bank holding company, headquartered in Charlotte, North Carolina. Mr. Johnson first became a Director of Liberty in 1973 and is also a Director of NationsBank Corporation, Duke Energy Corporation and Alltel Corporation. He is 67 years old.

     BENJAMIN F. PAYTON is President of Tuskegee University, Tuskegee, Alabama. He was elected a Director of Liberty in 1973 and is also a Director of AmSouth Bancorporation, ITT Corporation, Morrison Health Care, Inc., Praxair, Inc., Ruby Tuesday, Inc. and Sonat, Inc. Dr. Payton is 65 years old.

     EUGENE E. STONE, IV, is Chairman of Umbro International, Inc., formerly known as Stone Manufacturing Co., a marketer of soccer apparel and equipment. Umbro's corporate headquarters are located in Greenville, South Carolina. Mr. Stone first became a Director of Liberty in 1996 and also serves as a Director of Carolina First Bank. He is 59 years old.

TERMS EXPIRING IN MAY 2000:

     HAYNE HIPP has served as President and Chief Executive Officer of Liberty since 1981 and has served as Chairman since 1995. He also served as Chairman of Liberty Life (1979-1997). Mr. Hipp first became a Director of Liberty in 1977 and also serves on the Boards of Wachovia Corporation and SCANA Corporation. He is 58 years old.

     BUCK MICKEL is the retired Vice Chairman of the Board and President of Fluor Corporation, a company headquartered in Irvine, California, and engaged primarily in furnishing engineering and construction services and producing natural resources. Mr. Mickel has been a member of Liberty's Board of Directors since 1969 and is also a Director of Duke Energy Corporation, Delta Woodside Industries, Incorporated, Insignia Financial Group, RSI Holdings Inc. and Emergent Group Incorporated. Mr. Mickel is 72 years old.

     J. THURSTON ROACH joined Owens Corning, a producer of high performance glass fiber composites and building materials, located in Toledo, Ohio, in February, 1998, as a Senior Vice President and as President of its North American Building Materials Systems Business. Previously, Mr. Roach served as Vice Chairman of Simpson Investment Company (7/97-2/98), President of Simpson Timber Company (1/96-7/97) and Senior Vice President, Chief Financial Officer and Secretary of Simpson Investment Company (7/84-1/96). He was first elected a Director of Liberty in 1994. Mr. Roach is 56 years old.

     WILLIAM B. TIMMERMAN is Chairman of the Board, President and Chief Executive Officer of SCANA Corporation, a utilities company located in Columbia, South Carolina. He has held these positions since March 1, 1997. Mr. Timmerman was elected President of SCANA on December 13, 1995 and Chief Operating Officer on August 21, 1996. From May 1, 1994 to December 13, 1995, he was Executive Vice President, Chief Financial Officer and Controller. Previously, he was Senior Vice President of SCANA as well as its Chief Financial Officer and Controller. Mr. Timmerman was first elected a Director of Liberty in 1997 and also serves as a Director of ITC DeltaCom, Inc., Powertel, Inc. and Wachovia Bank of South Carolina. He is 51 years old.
---------------

1. References to "Liberty Life" are to Liberty Life Insurance Company, a wholly-owned subsidiary of Liberty.
2. J. Thurston Roach attended 67% of the aggregate of the total number of meetings of the Board and the meetings held by all committees of the Board on which he sat.

EXECUTIVE COMPENSATION

     The following information is given as to the chief executive officer and the other four most highly compensated officers (collectively the "Senior Executives") who received salary and bonus for 1997 from Liberty and its subsidiaries of more than $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                                 ANNUAL COMPENSATION         COMPENSATION AWARDS
                                               -----------------------    --------------------------
                                                                                           SHARES
                                                                          RESTRICTED     UNDERLYING      ALL OTHER
                                                                            STOCK           STOCK       COMPENSATION
   NAME AND PRINCIPAL POSITION(1)      YEAR    SALARY ($)    BONUS ($)     ($) (2)       OPTIONS (#)      ($) (3)
   ------------------------------      ----    ----------    ---------    ----------     -----------    ------------
James M. Keelor                        1997     $297,376     $302,016     $  670,313(4)    30,000         $22,147
President of Cosmos                    1996      262,215      349,528        305,156          -0-          21,945
                                       1995      262,586      203,399        252,669          -0-          21,932
Hayne Hipp                             1997      412,500      104,700      1,625,000(4)       -0-          24,030
Chairman, President & CEO of Liberty   1996      383,333      101,000        937,500          -0-          23,743
                                       1995      333,334      103,350      1,060,625(5)       -0-          23,793
Jennie M. Johnson                      1997      210,000       67,202        511,184(4)    30,000          21,611
President of Pierce National           1996      186,666       77,723        290,625          -0-          21,022
                                       1995      175,000       89,570        340,761          -0-          21,073
Ronald F Loewen                        1997      200,000       71,877        487,500(4)    30,000          25,174
President of Liberty Life
Martha G. Williams                     1997      217,000       73,273        515,572(4)    30,000          23,192
Vice President, General Counsel &      1996      213,000       92,092        193,438          -0-          22,113
Secretary of Liberty                   1995      214,000       76,100        111,263          -0-          22,108

---------------

(1) References to "Cosmos" are to Cosmos Broadcasting Corporation and to "Pierce National" are to Pierce National Life Insurance Company. All companies referenced are wholly-owned subsidiaries of Liberty. Mr. Loewen first became an Executive Officer of Liberty on January 1, 1997.
(2) The aggregate restricted shareholdings at December 31, 1997 for each individual named in the Summary Compensation Table were as follows: James M. Keelor -- 33,970 shares valued at $1,588,098; Hayne Hipp -- 120,400 shares (including 31,200 phantom units) valued at $5,628,700; Jennie M. Johnson -- 30,228 shares valued at $1,413,159; Ronald F Loewen -- 15,000 shares valued at $701,250; and Martha G. Williams -- 23,943 shares valued at $1,119,335. (See Note 4 below for information relating to forfeited Performance Restricted Stock, which has not been included in the aggregate restricted shareholdings shown here.) Dividends are paid on restricted stock at the same rate as paid on all outstanding shares of the Company's Common Stock.
(3) "All Other Compensation" was comprised of the following items during 1997 (the last completed fiscal year): a.) the full dollar value of the entire premiums paid by the Company on behalf of the named individuals for split dollar life insurance policies: James M. Keelor -- $7,500, Hayne
    Hipp -- $6,798, Jennie M. Johnson -- $4,078, Ronald F Loewen -- $7,500, and Martha G. Williams -- $5,113; and b.) Company contributions under the Retirement and Savings Plan for each named individual: James M.
    Keelor -- $14,647, Hayne Hipp -- $17,832, Jennie M. Johnson -- $17,533,
    Ronald F Loewen -- $17,674, and Martha G. Williams -- $18,079.
(4) Excludes value of Performance Restricted Stock that was forfeited because required 1997 operating earnings targets were not met. The value of the grant of the Performance Restricted Stock that was forfeited was as follows: James M. Keelor -- $91,406, Hayne
    Hipp -- $406,250, Jennie M. Johnson -- $98,191, Ronald F Loewen -- $121,875,
    and Martha G. Williams -- $93,803.
(5) Includes 14,000 restricted shares which were converted into phantom units during 1997.

STOCK OPTIONS

     The following table sets forth information with respect to stock options granted during 1997 to the Senior Executives named in the Summary Compensation Table pursuant to the Performance Incentive Compensation Program.

                  STOCK OPTION GRANTS IN THE LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                                        % OF TOTAL
                                                      OPTIONS GRANTED   EXERCISE OR                GRANT DATE
                                            OPTIONS    TO EMPLOYEES     BASE PRICE    EXPIRATION    PRESENT
NAME                                        GRANTED   IN FISCAL YEAR     ($/SHARE)       DATE       VALUE($)
----                                        -------   ---------------   -----------   ----------   ----------
James M. Keelor...........................  30,000          8.8%          $40.625        2007       $426,500
Hayne Hipp................................     -0-          n/a               n/a         n/a            -0-
Jennie M. Johnson.........................  30,000          8.8%          $40.625        2007       $426,500
Ronald F Loewen...........................  30,000          8.8%          $40.625        2007       $426,500
Martha G. Williams........................  30,000          8.8%          $40.625        2007       $426,500

     In accordance with Securities and Exchange Commission ("SEC") rules, the Black-Scholes pricing model was chosen to estimate the grant-date present value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The real value of the options in this table depends upon the actual performance of the Company's stock during the applicable period.

     The information set forth in the following table includes the number of shares of Common Stock acquired on exercise of stock options by the Senior Executives named in the Summary Compensation Table during 1997, the value realized by these exercises calculated by multiplying the closing price of the Company's stock on the exercise date by the number of shares acquired, less the option price paid by the Senior Executives to the Company in order to acquire these shares. Also shown is the number of unexercised options to purchase the Company's Common Stock held by each of the Senior Executives at December 31, 1997, as well as the value of these unexercised options calculated by multiplying the closing price of the Company's stock on December 31, 1997 by the number of shares acquired, less the option price paid by the Senior Executives to the Company in order to acquire these shares.

         AGGREGATED OPTION EXERCISES IN 1997 AND YEAR-END OPTION VALUES

                                                                 NUMBER OF SHARES         VALUE OF SHARES
                                                                    UNDERLYING               UNDERLYING
                                                                UNEXERCISED OPTIONS   UNEXERCISED IN-THE-MONEY
                                     SHARES                       AT 12/31/97 (#)     OPTIONS AT 12/31/97 ($)
                                   ACQUIRED ON                  -------------------   ------------------------
                                    EXERCISE        VALUE        EXERCISABLE/ (1)         EXERCISABLE/ (1)
              NAME                     (#)       REALIZED ($)    UNEXERCISABLE (2)       UNEXERCISABLE (2)
              ----                 -----------   ------------   -------------------   ------------------------
James M. Keelor..................    10,000        $205,000         (1) 21,000              (1) $470,000
                                                                    (2) 33,000              (2) $235,875
Hayne Hipp.......................       -0-             -0-         (1) -0-                 (1) -0-
                                                                    (2) -0-                 (2) -0-
Jennie M. Johnson................       -0-             -0-         (1)  6,000              (1) $126,000
                                                                    (2) 34,000              (2) $267,750
Ronald F Loewen..................       -0-             -0-         (1) 27,772              (1) $624,780
                                                                    (2) 40,088              (2) $337,259
Martha G. Williams...............       -0-             -0-         (1)  6,000              (1) $126,000
                                                                    (2) 34,000              (2) $267,750

     Closing price of Company stock on New York Stock Exchange on December 31, 1997 was $46.75.

PENSION PLAN TABLE

     The following table shows estimated annual benefits payable after retirement to a participant covered by the Supplemental Retirement Income Plan at its termination on December 31, 1984:

                               PENSION PLAN TABLE

                                      YEARS OF SERVICE
              ----------------------------------------------------------------
REMUNERATION     15                20                25             30 OR MORE
------------  --------          --------          --------          ----------
    $100,000  $ 30,000          $ 40,000          $ 50,000           $ 60,000
     150,000    45,000            60,000            75,000             90,000
     200,000    60,000            80,000           100,000            120,000
     250,000    75,000           100,000           125,000            150,000
     300,000    90,000           120,000           150,000            180,000
     350,000   105,000           140,000           175,000            210,000
     400,000   120,000           160,000           200,000            240,000
     450,000   125,000           180,000           225,000            270,000
     500,000   150,000           200,000           250,000            300,000
     550,000   165,000           220,000           275,000            330,000
     600,000   180,000           240,000           300,000            360,000

     A participant's remuneration covered by the Supplemental Retirement Income Plan is his or her average salary and bonus (as reported in the Summary Compensation Table) during the three consecutive years of the final five years of employment which will produce the highest average. Estimated annual benefits under the Supplemental Retirement Income Plan as listed in the table would be reduced by Social Security benefits and any benefits received under the Retirement and Savings Plan resulting from employer contributions, any annuity contract or any other qualified profit sharing or pension plan for which the Company provides the consideration. It is assumed that the participant's account balances under the Retirement and Savings Plan resulting from employer contributions and any other qualified profit sharing or pension plans for which the Company provided the compensation would be used to purchase a single life annuity on the employee's retirement date. As of December 31, 1984, the termination date of the Supplemental Retirement Income Plan, the years of service for each of the eligible persons listed in the Summary Compensation Table are as follows: Hayne Hipp -- 15 years, James M. Keelor -- 11 years and Martha G. Williams -- 16 years.

DIRECTORS COMPENSATION

     In 1997 each Director who is not also an officer of Liberty or one of its subsidiaries received $20,000 annual compensation, plus an award of 750 shares of Performance Restricted Stock and 750 shares of Restricted Stock. Provided the Company meets specific operating earnings targets for that year, 20% of the Performance Restricted Stock award can be earned each year over the next five years. The operating earnings targets for 1997 were not met, and the 20% traunche for 1997 was forfeited. The Restricted Stock will vest 20% per year over the next five years. Travel expenses incurred by a Director in attending a meeting of the Board or a Committee are also reimbursed.

     The Compensation Committee Report on Executive Compensation and the performance graph which follow shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report and graph by specific reference.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is currently composed of Messrs. William O. McCoy, Chairman, Eugene E. Stone, IV, and John H. Mullin, III, all of whom are non-employee directors. The Committee provides overall guidance to the compensation programs and stock ownership plans established for the Company's executive officers, comprised mainly of operating subsidiary managers. Set forth below is the Committee's report addressing the Company's compensation policies for 1997.

     Policies. The Company's broadcasting and life insurance businesses each have distinct economic characteristics, marketplaces and operating conditions. To maintain and grow the leadership position of the Company's operating subsidiaries in terms of market share, revenue and profitability, the Compensation Committee establishes compensation policies which are intended to:
(1) reward capable and productive employees and (2) reinforce the Company's business strategies.

     At present, the executive compensation program is composed of annual incentive cash bonus, long-term incentive awards of stock options, restricted stock and phantom stock units, and salary and benefits generally available to executives in the insurance and broadcasting industries. The Company is subject to the loss of the deduction for compensation in excess of $1,000,000 paid to certain of the Company's executives unless the design and administration of the compensation programs comply with the requirements of Section 162(m) of the Internal Revenue Code. No officer of the Company received compensation in 1997 which would result in the non-deductibility of such compensation expense to the Company. The Compensation Committee intends to review the potential effect of
Section 162(m) periodically and will take appropriate action in the future if warranted.

     Comparability. The Committee annually reviews the executive compensation program, including an analysis of competitive market data. This data compares the Company's compensation practices to those of groups of comparator companies that have business operations in the insurance and broadcasting industries and that are similar in size in terms of revenues and assets. Salaries are generally targeted at the 50th percentile of the salaries of comparable positions at the comparator companies. The opportunity for executive officers to earn compensation in excess of the 50th percentile is provided by the annual performance based bonus plan and the long-term incentive stock option and restricted stock plan. The Performance Graph in this proxy statement displays, in addition to the Company and the S&P 500, the Dow Jones Media and the Dow Jones Life Insurance indices. These indices are comprised of a broad range of broadcasting and insurance companies, including those companies in the comparator groups used for compensation purposes.

     Annual Performance Incentive. The Compensation Committee's emphasis on tying pay to corporate, business unit and individual performance is reflected in the incentive bonuses awarded pursuant to the 1997 Management Bonus Plan (the "Bonus Plan"). The Bonus Plan provided for cash bonus awards to executive officers based on the 1997 actual versus target earnings performance of the Company and its major business units and various other individual or operating measures tailored to an individual executive's area of responsibility. As earnings and shareholder value increase, bonus payouts increase proportionally. The target awards set for the executive officers reflected the Committee's subjective judgment as to the extent to which the participant could contribute to the achievement of the Company's financial goals. Threshold actual earnings of the Company and its business units were required before an executive officer became eligible for a bonus. No bonuses would have been awarded to officers of the Company or its business units if the actual earnings of the Company or the relevant business unit had been lower than target earnings of the Company or the relevant business unit by 10%.

     The bonus awards paid to the Company's executive officers ranged from 52% to 134% of relevant target awards. The Chief Executive Officer's bonus award was 52% of his target award. 28% of combined salary and bonus paid to the executive officers in 1997 was derived from the performance based bonus. 19% of combined salary and bonus paid to the Chief Executive Officer was derived from performance based bonus.

     Long-term Performance Incentive. The Company's Performance Incentive Compensation Program (the "Plan") is designed to align a significant portion of the executive compensation program with shareholder interests. The Plan permits the granting of several types of stock-based awards, all of which can be performance based at the Committee's election:

     - Stock Option. A right vesting over a period of years as established by the Compensation Committee and terminating after ten years to purchase shares of Common Stock at a price equal to the market value of the Common Stock on the date the option is awarded;

     - Restricted Stock. Shares of Common Stock which the recipient cannot sell or otherwise dispose of until a restriction period lapses and which are forfeited if the recipient terminates employment for any reason other than retirement, disability or death prior to the lapse of the restriction period.

     - Phantom Units. Book accounts for participants which can be vested in increments over time and paid by delivery of a number of shares of Common Stock equal to the number of phantom shares held in the book account and which are forfeited if the recipient terminates employment for any reason other than retirement, disability or death prior to vesting.

     Prior to granting stock based awards to executive officers in 1997 the Committee required each participant to purchase a significant amount of Common Stock in the open market or from the Company and to agree that the newly purchased Common Stock would not be sold or otherwise disposed of for a period of five years. Formulas tied to an executive officer's base salary were utilized in establishing the number of shares of restricted stock, performance based restricted stock and stock options for each award. No emphasis was placed on the number of shares in previous awards. Performance based restricted stock must be earned by participants by meeting specific operating earnings targets over each of the next five years. Participants forfeited the 1997 traunche when 1997 operating earnings targets were not achieved.

     Salaries. Executive officers were granted base salary increases effective May 1, 1997 after evaluating executives' levels of performance, responsibility and internal equity issues, and after evaluating the range of salaries paid by the comparative group of companies.

     Chief Executive Officer. After evaluating the competitive total compensation market data for the comparator companies and noting that the Chief Executive Officer's salary and bonus was below the 50th percentile, it was determined that a salary increase of $50,000 would be appropriate for the Chief Executive Officer and would be within the range of cash compensation paid by the comparator companies. The Committee also determined that an award of 50,000 shares of performance restricted stock, which might be earned by the Chief Executive Officer if the Company met specific operating earnings targets over each of the next five years, would be appropriate. The 1997 traunche was forfeited when 1997 operating earnings targets were not achieved, decreasing the number of shares available to be earned to 40,000.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

 Eugene E. Stone, IV       William O. McCoy, Chairman       John H. Mullin, III

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1997 there were no interlocking relationships involving the Company's executive officers and its directors.

CERTAIN TRANSACTIONS

     W. W. Johnson, Chairman of the Executive Committee of NationsBank Corporation, is a Director of Liberty. No executive officer of the Company serves on the Board of Directors of NationsBank. Effective March 21, 1995, Liberty entered into a Credit Agreement with a syndicate of banks pursuant to which Liberty could borrow up to $375 million. Among the banks participating in the syndicate of banks and their portion of the total debt at December 31, 1997 were: NationsBank for $18 million and First Union National Bank of North Carolina for $10 million.

     Edward E. Crutchfield, Chairman and Chief Executive Officer of First Union Corporation, is a Director of Liberty. No executive officer of the Company serves on the Board of Directors of First Union. In addition to participating in the syndicate of banks described in the previous paragraph, during 1997 Liberty Life paid approximately $89,900 in service fees to First Union Corporation for collecting and remitting the premiums for life, accidental death and disability policies held by mortgage customers of First Union.

     William B. Timmerman, Chairman of the Board, President and Chief Executive Officer of SCANA Corporation, an affiliate of South Carolina Electric and Gas Company, is a Director of Liberty. Liberty Life writes universal life insurance policies for employees of South Carolina Electric and Gas Company. Premiums and interest paid on policy loans on these policies totaled approximately $357,800 during 1997.

     Liberty Life entered into mortgage loan transactions of $1,640,000 to Top Notch Retail Limited Partnership during 1992 and of $1,000,000 to PhotoMarker II during 1996. The principals for each of these transactions include children of Buck Mickel, a Director of Liberty; and collectively, their ownership interest in each transaction exceeds 10%. At December 31, 1997, the balance on the Top Notch Retail loan was $1,087,000 and the balance on the PhotoMarker II loan was $967,670.

     Management believes that the terms of the arrangements described in this "Certain Transactions" section are as favorable to Liberty as are similar transactions between unrelated parties.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS AND CHANGE-OF-CONTROL ARRANGEMENTS

     The Company has established a so-called "Rabbi Trust" by entering into a trust agreement with Wachovia Bank, NA ("Trustee") to assure the satisfaction of the obligations of the Company under phantom stock awards which relate to deferred payments to the Chief Executive Officer ("Rabbi Trust"). Pursuant to the Rabbi Trust, which is irrevocable, the Company has deposited, and is obligated to maintain on deposit, with the Trustee, either amounts of cash or marketable securities sufficient to fund such payments. The Rabbi Trust will terminate upon the earlier of the exhaustion of the trust corpus or the final payment to the executive pursuant to such phantom stock awards, and any remaining assets will be paid to the Company.

FIVE-YEAR SHAREHOLDER RETURN COMPARISON

     The Performance Graph below compares cumulative, five-year shareholder returns on an indexed basis with the S&P 500 Stock Index, the Dow Jones Life Insurance Index and the Dow Jones Media Index.

                               PERFORMANCE GRAPH

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN*
        AMONG THE LIBERTY CORPORATION, THE S&P 500 INDEX, THE DOW JONES
               LIFE INSURANCE INDEX AND THE DOW JONES MEDIA INDEX

     MEASUREMENT PERIOD          LIBERTY                        DOW JONES
   (FISCAL YEAR COVERED)       CORPORATION       S&P 500          MEDIA       DOW JONES LIFE
1992                                     100             100             100             100
1993                                      87             110             121             100
1994                                      94             112             116              89
1995                                     127             153             166             124
1996                                     151             189             172             164
1997                                     184             252             243             244

* $100 invested on 12/31/92 in stock or index -- including reinvestment of dividends. Fiscal year ending December 31.

PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table shows as of January 31, 1998, the shares of Liberty Common Stock and Liberty Preferred Stock beneficially owned (as that term is defined by Rule 13d-3 issued by the SEC under the Securities Exchange Act of
1934) by all persons who beneficially own more than 5% of the shares of each such class of Liberty stock. Hayne Hipp and John B. Hipp are brothers. Jane Gage Hipp Caulder, Mary Ladson Hipp Haddow, Edward F. Hipp, H. Neel Hipp, Jr. and William F. Hipp are brothers and sisters. Jo Love Little, James S. Love, III and Mary E. McMillan are brother and sisters.

                                                               NATURE AND AMOUNT OF
                                                               BENEFICIAL OWNERSHIP
                                                   --------------------------------------------
                                                   SOLE VOTING    SHARED VOTING       TOTAL
                                                     AND/OR          AND/OR           SHARES      PERCENTAGE   PERCENTAGE
                                                   INVESTMENT      INVESTMENT      BENEFICIALLY       OF           OF
NAME AND ADDRESS(1)                                 POWER(2)        POWER(3)          OWNED         COMMON     PREFERRED
-------------------                                -----------    -------------    ------------   ----------   ----------
Jane Gage Hipp Caulder
Travelers Rest, SC...............................     185,691       1,247,151(4)    1,432,842        6.93%          --
Mary Ladson Hipp Haddow
Atlanta, GA......................................     160,322(5)    1,306,792(6)    1,467,114        7.09%          --
Edward F. Hipp
Hendersonville, NC...............................     163,089       1,234,201(7)    1,397,290        6.76%          --
H. Neel Hipp, Jr.
Greenville, SC...................................     127,385(8)    1,461,655(9)    1,589,040        7.68%          --
Hayne Hipp
Greenville, SC...................................     393,275(10)   2,488,819(11)   2,882,094       13.94%          --
John B. Hipp
Atlanta, GA......................................      16,598       1,111,733(12)   1,128,331        5.46%          --
William F. Hipp
Atlanta, GA......................................     121,993(13)   1,396,862(14)   1,518,855        7.34%          --
Frances M. McCreery
Chagrin Falls, OH................................   1,059,702(15)       7,200(16)   1,066,902        5.16%          --
William R. Patterson
999 Peachtree Street, NE
Atlanta, GA 30309-3996...........................     -0-           2,136,274(17)   2,136,274       10.33%          --
Jo Love Little
#2 Birch Cove
Gulfport, MS 30503...............................     174,490(18)     -0-             174,490          --        10.74%
James S. Love, III
12137 Hickman Road
Biloxi, MS 39532.................................     176,045(18)     -0-             176,045          --        10.84%
Mary E. McMillan
1200 Meadowbrook, #34
Jackson, MS 39206................................     171,224(18)     -0-             171,224          --        10.54%
The Mighty Mite Corporation
P. O. Box 283
Hulett, WY 82720.................................     232,935(18)     -0-             232,935          --        14.34%

---------------

 (1) The mailing address for the individuals listed above, with the exception of Mr. Patterson, Ms. Little, Mr. Love, Ms. McMillan and The Mighty Mite Corporation is P. O. Box 789, Greenville, South Carolina 29602.

 (2) Except as otherwise indicated in these Notes, each person has sole voting and investment power with respect to the designated shares.
 (3) Shares shown in this column are included in the totals for more than one person as follows: (a) Hayne Hipp shares voting and investment power with John B. Hipp and other persons with respect to 711,535 shares; (b) Hayne Hipp shares voting and investment power with William R. Patterson and other persons with respect to 416,000 shares; (c) Jane Gage Hipp Caulder, Mary Ladson Hipp Haddow, Edward F. Hipp, H. Neel Hipp, Jr. and William F. Hipp share voting and investment power with William R. Patterson and each other with respect to 1,373,392 shares; (d) Jane Gage Hipp Caulder, Mary Ladson Hipp Haddow, Edward F. Hipp, H. Neel Hipp, Jr. and William F. Hipp share voting and investment power with each other and another individual with respect to 119,800 shares; (e) H. Neel Hipp, Jr. shares voting and investment power with the spouse of each of his brothers and sisters with respect to 71,007 shares; and (f) H. Neel Hipp, Jr. shares voting and investment power with William F. Hipp and another individual with respect to 72,530 shares. Except as otherwise indicated in these Notes, both voting and investment power are shared with respect to the shares designated in this column.
 (4) Includes 11,090 shares held of record by her husband or by or for her minor children and 13,537 shares held in trust for the benefit of her children of which her husband serves as Co-Trustee. Jane Gage Hipp Caulder disclaims beneficial ownership of the 16,863 shares held by her husband and in trust for her children.
 (5) Includes 2,200 shares held in trust for the benefit of her children of which Mary Ladson Hipp Haddow serves as sole Trustee.
 (6) Includes 1,568 shares held jointly with her husband, 60,422 shares held of record by her husband or by or for her minor children and 27,062 shares held in trust for the benefit of her children of which her husband serves as Co-Trustee. Mary Ladson Hipp Haddow disclaims beneficial ownership of the 42,794 shares held by her husband and in trust for her children.
 (7) Includes 8,054 shares held of record by his wife or by or for his minor children and 9,335 shares held in trust for the benefit of his children of which his wife serves as Co-Trustee. Edward F. Hipp disclaims beneficial ownership of these shares.
 (8) Includes 9,000 performance restricted shares as to which he has sole voting but no investment power. Also includes 14,300 shares held in trust for the benefit of his brother's children of which he serves as sole Trustee.
 (9) Includes 80,952 shares held of record by his wife or by or for his minor children and 2,810 shares held in trust for the benefit of his children of which he and his wife serve as Co-Trustees. H. Neel Hipp, Jr. disclaims beneficial ownership of the 80,952 shares held by his wife or by or for his minor children.
(10) Includes 89,200 restricted shares as to which he has sole voting power but no investment power and 39,287 shares held in trust for the benefit of charity and/or family and non-family members of which Hayne Hipp serves as sole Trustee.
(11) Includes 12,045 shares held of record by his wife and 185,870 shares held in trust for the benefit of his children and/or charity of which his wife serves as Co-Trustee.
(12) Includes 54,498 shares held of record by his minor children.
(13) Includes 1,740 shares held in trust for the benefit of his children of which William F. Hipp serves as sole Trustee.
(14) Includes 85,779 shares held of record by his wife or by or for his minor children and 21,073 shares held in trust for the benefit of his children of which his wife serves as Co-Trustee. William F. Hipp disclaims beneficial ownership of these shares.
(15) Includes 100,000 shares held in trust for her benefit and for the benefit of family members of which Frances M. McCreery serves as sole Trustee.

(16) Includes 800 shares held in trust for the benefit of her husband. Frances
     M. McCreery disclaims beneficial ownership of these shares.
(17) Includes 2,136,274 shares for which shared voting power is held and 1,789,392 shares for which shared investment power is held.
(18) The shares shown as being owned by Jo Love Little, James S. Love, III and Mary E. McMillan are shares of Liberty's Series 1995-A Preferred Stock; and the shares shown as being owned by The Mighty Mite Corporation are shares of Liberty's Series 1994-A Preferred Stock, which entitles these holders to receive an equal number of shares of Liberty Common Stock upon conversion of the shares of Preferred Stock.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the shares of Liberty Common Stock owned beneficially (as that term is defined by Rule 13d-3 issued by the SEC under the Securities Exchange Act of 1934), unless otherwise indicated, by each Director and nominee and by all executive officers and Directors of Liberty as a group on January 31, 1998.

                                                                                    PERCENTAGE OF
                                                             NUMBER OF SHARES     OUTSTANDING SHARES
SHAREHOLDER                                                  OF COMMON STOCK       OF COMMON STOCK
-----------                                                  ----------------     ------------------
Rufus C. Barkley, Jr.......................................        5,258(2)               .03%
Edward E. Crutchfield......................................        3,350(3)               .02%
John R. Farmer.............................................        6,350(3)               .03%
Hayne Hipp.................................................    2,882,094(4)             13.94%
Jennie M. Johnson..........................................       69,539(5)               .34%
W. W. Johnson..............................................        2,150(3)               .01%
James M. Keelor............................................       99,896(6)               .48%
Ronald F Loewen............................................       48,772(7)               .24%
William O. McCoy...........................................        3,750(3)               .02%
Buck Mickel................................................        9,350(3)               .05%
John H. Mullin, III........................................        3,350(3)               .02%
Benjamin F. Payton.........................................        1,550(3)               .01%
J. Thurston Roach..........................................        3,350(3)               .02%
Eugene E. Stone, IV........................................        2,350(3)               .01%
William B. Timmerman.......................................        1,350(3)               .01%
Martha G. Williams.........................................      138,084(8)               .67%
All Directors, Nominees for Director and Executive Officers
  as a Group (17 persons)..................................    3,283,943(9)             15.88%

---------------

(1) None of the Directors and executive officers is the beneficial owner of any Preferred Stock or of any equity securities of any of Liberty's subsidiaries. Except as otherwise indicated in these Notes, each of the individuals named above has sole voting and investment power with respect to the shares listed for such person.
(2) Includes 1,350 restricted shares as to which he has sole voting power but no investment power, 200 shares held of record by his wife, and 3,708 shares held by a partnership of which a trust established for the benefit of his mother and of which he serves as Co-Trustee is a general partner. Rufus C. Barkley, Jr. disclaims beneficial ownership of the 3,908 shares held by his wife and in trust for his mother.

(3) Includes 1,350 restricted shares as to which he has sole voting power but no investment power.
(4) See "Principal Holders of Voting Securities" table and Notes 3, 10 and 11 thereto for a more complete description of the nature and amount of beneficial ownership by Hayne Hipp.
(5) Includes options to purchase 6,000 shares currently exercisable under Liberty's Performance Incentive Compensation Program and 30,228 restricted shares as to which she has sole voting power but no investment power.
(6) Includes options to purchase 21,000 shares currently exercisable under Liberty's Performance Incentive Compensation Program and 33,970 restricted shares as to which he has sole voting power but no investment power.
(7) Includes options to purchase 27,772 shares currently exercisable under Liberty's Performance Incentive Compensation Program and 15,000 restricted shares as to which he has sole voting power but no investment power.
(8) Includes options to purchase 6,000 shares currently exercisable under Liberty's Performance Incentive Compensation Program, 23,943 restricted shares as to which she has sole voting power but no investment power, 1,000 shares held by her adult son residing at home, and 1,750 shares held in trust for the benefit of family members of which her husband serves as sole Trustee. Martha G. Williams disclaims beneficial ownership of the 2,750 shares held by her son and in trust for family members.
(9) Includes options to purchase 64,172 shares currently exercisable under Liberty's Performance Incentive Compensation Program and 207,191 restricted shares as to which they have sole voting power but no investment power.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Act of 1934 requires the Company's Directors and executive officers and persons who own more than 10% of the Company's Common Stock to file with the SEC and the New York Stock Exchange various reports as to ownership of such Common Stock. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such forms furnished to the Company and written representations to the Company that no other reports were required, all the applicable Section 16(a) filing requirements were complied with during 1997.

ITEM 2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     Subject to shareholder ratification, the Board of Directors has appointed the firm of Ernst and Young LLP as independent public accountants for the year 1998. The appointment was made upon the recommendation of the Audit Committee, which is composed of Directors who are not officers or otherwise employees of Liberty.

     If the shareholders do not ratify the selection of Ernst and Young LLP, the selection of independent certified public accountants will be reconsidered and made by the Board of Directors. It is understood that even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its shareholders.

     The appointment of the firm of Ernst & Young LLP as independent public accountants for Liberty was ratified by the shareholders at Liberty's last Annual Meeting. Representatives of the firm are expected to be present at the Annual Meeting of Shareholders and will be available to respond to appropriate questions and will have the opportunity to make a statement should they so desire.

     Ratification of the appointment of independent public accountants requires that the votes cast favoring the action exceed the votes cast opposing the action. The Board of Directors and management recommend that the shareholders vote "FOR" such ratification.

SHAREHOLDERS' PROPOSALS

     To be considered for inclusion in the proxy materials for the Company's 1999 Annual Meeting, a shareholder proposal must be received by the Corporate Secretary at the Company's above stated address on or before December 1, 1998. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the SEC proxy rules and must contain certain information specified in the Bylaws of the Company.

     In addition, the Company's Bylaws provide certain procedures that a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting, even if such item is not to be included in the Company's proxy material. Such procedural requirements are fully set forth in the Company's Bylaws, a copy of which may be obtained without charge by any shareholder by written request addressed to the Corporate Secretary at the principal executive offices of the Company. To have a nomination or item of business brought before an annual meeting, a shareholder must deliver the required notice of such nomination or item to the Corporate Secretary not less than 60 days nor more than 90 days prior to the meeting.

OTHER MATTERS

     The Board of Directors and management of Liberty knows of no business to be presented at the meeting other than the two items specified above. If other matters are duly presented for action, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their judgment.

                                          MARTHA G. WILLIAMS
                                          Vice President, General Counsel
                                            & Secretary

Greenville, South Carolina
March 26, 1998

                             THE LIBERTY CORPORATION

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION.

The undersigned hereby appoints Sophia G. Vergas and R. David Black, or either of them, as proxies, with full power of substitution, to represent the undersigned at the 1998 Annual Meeting of Shareholders of The Liberty Corporation ("Liberty") to be held at 10:30 a.m. on May 5, 1998, at The Liberty Corporation Headquarters Building, Wade Hampton Boulevard, Greenville, South Carolina, and at any adjournment thereof, and to vote all the shares of Liberty stock which the undersigned would be entitled to vote if personally present.




THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH INSTRUCTIONS CONTAINED HEREIN. IN THE ABSENCE OF SUCH INSTRUCTIONS, THIS PROXY WILL BE VOTED IN FAVOR OF ALL THE PROPOSALS.



PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name appears hereon. Executors, administrators, guardians, officers of corporations, and others signing in a fiduciary capacity should state their full titles as such.



                             THE LIBERTY CORPORATION


1. Election of Directors:

                                              FOR ALL                   FOR ALL
        Edward E. Crutchfield                 NOMINEES     WITHHOLD      EXCEPT
        John R. Farmer
        William O. McCoy                       [ ]           [ ]          [ ]
        John H. Mullin, III


INSTRUCTION: To withhold authority to vote for a particular nominee, mark the "For All Except" box and strike a line through the name(s) of the nominee's(s'). Your shares will be voted for the remaining nominee(s).


2. Proposal to approve the appointment of          FOR      AGAINST     ABSTAIN
   Ernst & Young LLP as independent public
   accountants for Liberty.                        [ ]        [ ]         [ ]


3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before said meeting.



         RECORD DATE SHARES:



Please be sure to sign and date this Proxy.        Date
                                                       -------------------------


----------------------------------------           -----------------------------
         Shareholder Sign Here                            Co-Owner Sign Here